EXHIBIT 99.1

Ariba Reports Results for the First Quarter of Fiscal Year 2003

Quarterly Revenues Increase 12 Percent to $62.0 Million

SUNNYVALE, Calif., January 23, 2003 — Ariba®, Inc. (Nasdaq: ARBAE), the leading provider of Enterprise Spend Management (ESM) solutions, today announced results for the quarter ended December 31, 2002.

Revenues for the first quarter of fiscal 2003 were $62.0 million, representing growth of 12 percent versus the first quarter of fiscal 2002. Net loss on a GAAP basis for the first quarter of fiscal 2003 was $55.9 million, or a loss of $0.21 per share. For the corresponding quarter in fiscal 2002, the net loss on a GAAP basis was $157.7 million, or a loss of $0.62 per share. The fiscal 2002 amounts reflect all known adjustments resulting from an ongoing review of certain accounting matters described below under the heading “Delayed Filing of Form 10-K and Intended Restatements of Financial Statements.”

Net loss for the first quarter of fiscal 2003 included charges of $68.5 million for amortization of goodwill and other intangible assets, $275,000 for amortization of stock-based compensation, and no charges for restructuring, impairment of assets or business partner warrants. On a per share basis, these charges contributed $0.26 to the net loss. Historically, Ariba has excluded these non-cash or special charges for the purposes of calculating pro forma operating results. However, in light of rules recently adopted by the Securities and Exchange Commission, the company has elected to present its results in this earnings release on a GAAP basis only.

New and Upgraded Spend Management Solutions Launched

In November 2002, Ariba unveiled upgrades to its full line of spend management solutions, which now includes Ariba® Buyer™, Ariba® Enterprise Sourcing™, Ariba® Analysis™, Ariba® Contacts™, Ariba® Invoice™, Ariba® Workforce™, and the recently released Ariba® Category Management™. Ariba Category Management, which will be generally available this quarter, is a strong complement to the Ariba Enterprise Sourcing solution, and will provide customers with category lifecycle visibility, sourcing process management, team collaboration and knowledge management.

“Ariba has reported another solid improvement in business operations and achieved double-digit year-over-year percentage growth in quarterly revenue,” said Bob Calderoni, president and CEO of Ariba. “Industry leading companies worldwide are realizing the enormous benefits of Enterprise Spend Management. With our continued focus on this important category, and hard work across the organization, we have developed the most comprehensive technology and service solutions for companies who want to better manage their bottom line in any economic environment.”

Ariba Expands Its Installed Base with More New Customers

Ariba closed several deals in the December quarter with first-time customers. Building on Ariba’s momentum in the public sector the Department of Treasury and Finance for the State of Victoria in Australia selected Ariba Buyer, Ariba® eForms™ and Ariba Invoice. Maroc Telecom, a new customer from the EMEA region, will implement Ariba Buyer, Ariba Contracts and Ariba Invoice. Ariba also added F. Hoffman-La Roche Ltd., a leading pharmaceutical and diagnostics company headquartered in Switzerland, to its list of top global pharmaceutical customers.

“More and more, organizations continue to recognize the hard-dollar savings that can be achieved through Enterprise Spend Management solutions, and as a result, we continue to expand our customer base with prominent organizations,” continued Calderoni. “In fact, with the addition of Roche, all of the top-ten global pharmaceutical companies on a revenue basis use Ariba Spend Management solutions.”

New Products Gain Momentum with Existing Customers

Several existing customers expanded their investment in Ariba Spend Management by purchasing additional solutions during the first quarter of fiscal 2003. Southwest Airlines, an existing Ariba Buyer customer, added Ariba Enterprise Sourcing, Ariba Analysis, Ariba® Travel & Expense™, Ariba Invoice, Ariba Contracts, and Ariba Category Management. Bank of America, another existing Ariba Buyer customer, signed up for several additional solutions to round out their spend management initiative, including Ariba Analysis, Ariba Contracts and Ariba Invoice.

Other customers that are expanding their ESM strategies with Ariba solutions include CVS/pharmacy, which added Ariba Contracts to its existing Ariba Buyer and Ariba Invoice solutions; Dupont, which added Ariba Enterprise Sourcing; and in Europe, HSBC Holdings plc, which added Ariba Invoice to its existing Ariba Buyer solution.

Delayed Filing of Form 10-K and Intended Restatements of Financial Statements

As previously announced, the company has delayed the filing of its annual report on Form 10-K for fiscal 2002 due to an ongoing review of certain accounting matters. Although the review is not yet complete, the company has determined that it will restate its financial statements for the fiscal years ended September 30, 2000 and 2001, as well as for the quarters ended March 31, 2000 through June 30, 2002. Thus far, known adjustments affecting the restatements do not impact the company’s cash balances or net cash flows for any period. The ongoing review is primarily focused on the company’s financial statements for fiscal 2000, and the company expects to conclude a thorough review of these matters by the end of February 2003. There can be no assurance that the review will not result in a determination to further restate the company’s financial statements, which could have a material adverse effect on its reported financial results. After the review is complete and the company has filed its Form 10-K, Ariba will schedule its 2003 annual meeting of stockholders.

As previously disclosed, the known restatements involve adjustments for three items: a $10.0 million payment from the company’s chairman to a former executive officer; chartered air services provided personally by the company’s chairman to a former executive officer at a total cost of $1.2 million; and certain stock options issued to a limited number of individuals by companies that Ariba acquired. The adjustments related to the stock options have a cumulative net effect at September 30, 2002 of increasing the company’s expenses by $7.5 million. These items are reflected in the restated income statement for the quarter ended December 31, 2001 and the restated balance sheet for the quarter ended September 30, 2002.

Ariba has been advised by the Securities and Exchange Commission that it has commenced an informal inquiry of the company as a result of the restatement. The company and certain of its current and former officers have been named in a class action lawsuit as a result of the restatement. As previously disclosed, Ariba’s common stock is subject to a delisting hearing before the Nasdaq Listings Qualifications Panel, because the company did not file its Form 10-K in a timely manner. The company’s common stock currently trades under the symbol ARBAE, reflecting the Nasdaq convention for companies making delayed public filings.

Conference Call Information

Ariba will hold a conference call today at 2:00 p.m. Pacific Time. To join the earnings call, please dial (800) 891-2713 or (706) 634-5558. There will also be a live web broadcast available on the Ariba investor relations website at www.ariba.com or at www.vcall.com. A replay of this call will be available from 5:00 pm Pacific Time today through January 30, 2003 by dialing (800) 642-1687 or (706) 645-9291 and entering the pass code 7583056.

About Ariba, Inc.

Ariba, Inc. is the leading Enterprise Spend Management (ESM) solutions provider. Ariba helps companies develop and leverage spend management as a core competency to drive significant bottom line results. Ariba Spend Management software and services allow companies to align their organizations with a spend-centric focus and deploy closed-loop processes for increased efficiencies and sustainable savings. Ariba can be contacted in the U.S. at 1 (650) 390-1000 or at www.ariba.com.

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NOTE: Ariba and the Ariba logo are registered trademarks of Ariba, Inc. Ariba Spend Management, Ariba Analysis, Ariba Buyer, Ariba Category Management, Ariba Contracts, Ariba Travel & Expense, Ariba Workforce, Ariba Invoice, Ariba eForms, Ariba Enterprise Sourcing, Ariba Supplier Network, BPM Services, Power Sourcing, Total Spend Capture and PO-Flip are trademarks or service marks of Ariba, Inc.

Ariba Safe Harbor

Safe Harbor Statement Under the Private Securities Litigation Reform Act 1995: Information and announcements in this release involve Ariba’s expectations, beliefs, hopes, plans, intentions or strategies regarding the future and are forward-looking statements that involve risks and uncertainties. All forward-looking statements included in this release are based upon information available to Ariba as of the date of the release, and we assume no obligation to update any such forward-looking statements. These statements are not guarantees of future performance and actual results could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to: delays in development or shipment of new versions of Ariba’s products and services; lack of market acceptance of Ariba’s existing or future products or services; inability to continue to develop competitive new products and services on a timely basis; introduction of new products or services by major competitors; our ability to attract and retain qualified employees; difficulties in assimilating acquired companies; the impact of recent workforce reductions on Ariba’s operations; lengthening sales cycles and the deferrals of anticipated orders; declining economic conditions, including a recession; inability to control costs; changes in our pricing or compensation policies; inability to successfully manage a reduction in the company’s workforce; significant fluctuations in our stock price; the possibility that Ariba’s review may result in a determination to further restate our financial statements, which could have a material adverse effect on our reported financial results; the possibility that Ariba will not complete its review or file its annual report on Form 10-K for the fiscal year ended September 30, 2002 prior to the end of February; the possibility that Nasdaq will decline to grant our request for continued listing; the outcome of an informal inquiry by the Securities and Exchange Commission in connection with the restatement; the outcome of a class action lawsuit that has been filed in connection with the restatement; and the possibility that stockholders or regulatory authorities may initiate additional proceedings against Ariba and/or our officers and directors as a result of the restatement. Factors and risks associated with our business, including a number of the factors and risks described above, are discussed in the Company’s Form 10-K/A filed December 31, 2001 and in its Form 10-Q filed August 14, 2002.

Investor Contact:	John Ederer, 650-390-2742, jederer@ariba.com
Media Contacts:	Cecilia Denny, 650-390-4239, cdenny@ariba.com or Louise Runkle, 650-390-4204, lrunkle@ariba.com

ARIBA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)
	December 31, 2002	September 30, 2002(1)
ASSETS
Cash, cash equivalents and investments	$242,275	$245,251
Restricted cash	29,456	30,282
Accounts receivable, net	11,554	7,984
Prepaid expenses and other assets	17,872	18,018
Property and equipment, net	26,071	29,168
Goodwill and other intangible assets, net	225,401	293,915

Total assets	$552,629	$624,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$15,565	$15,187
Accrued compensation and related liabilities	40,897	41,123
Accrued liabilities	37,994	44,080
Restructuring costs	55,253	62,069
Deferred revenue	149,553	156,311
Capital leases	—	106

Total liabilities	299,262	318,876

Minority interests	15,900	15,027

Stockholders’ equity:
Common stock	533	531
Additional paid-in capital	4,493,123	4,493,977
Deferred stock-based compensation	(1,586)	(4,507)
Accumulated other comprehensive loss	(815)	(1,412)
Accumulated deficit	(4,253,788)	(4,197,874)

Total stockholders’ equity	237,467	290,715

Total liabilities and stockholders’ equity	$552,629	$624,618

(1)
While the September 30, 2002 balance sheet has not yet been filed with the Securities and Exchange Commission and therefore cannot be “restated”, several items have been adjusted from the September 30, 2002 balance sheet included in the Company’s fiscal 2002 fourth quarter and year to date earnings release issued October 23, 2002. In particular, goodwill and other intangible assets, net was reduced by $3.8 million, additional paid-in capital was increased by $15.5 million, deferred stock-based compensation was increased by $625,000 and accumulated deficit was increased by $18.7 million.

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ARIBA, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	For the Quarter Ended December 31, 2002	For the Quarter Ended December 31, 2001
		As Reported	As Restated
Revenues:
License	$30,760	$23,660	$23,660
Maintenance and service	31,280	31,590	31,590

Total revenues	62,040	55,250	55,250

Cost of revenues	10,886	10,087	10,087

Gross profit	51,154	45,163	45,163

Operating expenses:
Sales and marketing	20,836	28,134	28,134
Research and development	13,939	15,608	15,608
General and administrative	7,058	10,481	10,481
Amortization of goodwill and other intangible assets	68,514	145,414	141,929 (1)
Stock-based compensation	275	3,368	3,310 (2)
Restructuring and lease abandonment costs	—	5,642	5,642

Total operating expenses	110,622	208,647	205,104

Loss from operations	(59,468)	(163,484)	(159,941)
Other income (loss), net	1,233	3,296	3,296

Net loss before income taxes	(58,235)	(160,188)	(156,645)
Provision (benefit) for income taxes	(2,320)	1,091	1,091

Net loss	$(55,915)	$(161,279)	$(157,736)

Net loss per share—basic and diluted	$(0.21)	$(0.63)	$(0.62)

Shares used in computing net loss per share—basic and diluted	264,053	255,625	255,625

(1)	Amount restated to reflect known adjustments related to the reduction of amortization of goodwill totaling $3.5 million for the quarter ended December 31, 2001.
(2)	Amount restated to reflect known adjustments related to stock-based compensation benefit totaling $58,000 for the quarter ended December 31, 2001.